Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2021 SECOND QUARTER NET SALES

INCREASES 2021 GUIDANCE

New York, New York, July 19, 2021 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2021, net sales rose to $207.6 million, a significant increase in relation to the second quarter of 2020, but more importantly up 24.9% from the second quarter of 2019. At comparable foreign currency exchange rates, consolidated second quarter net sales increased 22.7% compared to the second quarter of 2019. Of note, the average dollar/euro exchange rate for the current second quarter is 1.20 compared to 1.10 and 1.12 in the second quarter of 2020 and 2019, respectively. Inter Parfums plans to issue results for the 2021 second quarter on or about August 9, 2021.

Net Sales:

	Three months ended June 30,
(in millions)	2021	2020	2019	21vs19%

European based product sales	$161.2	$39.4	$125.6	28.3%
United States based product sales	46.4	10.1	40.6	14.2%
	$207.6	$49.5	$166.2	24.9%

Net Sales:

	Six months ended June 30,
(in millions)	2021	2020	2019	21vs19%

European based product sales	$320.9	$153.5	$269.3	19.1%
United States based product sales	85.2	40.8	75.2	13.4%
	$406.1	$194.3	$344.5	17.9%

Jean Madar, Chairman & CEO of Inter Parfums stated, “The second quarter, like the first, far exceeded expectations. Once again, quarterly comparisons with 2019 are far more meaningful than with 2020, due to the impact in 2020 of the COVID-19 crisis. Among our largest brands within European based operations, Montblanc, Jimmy Choo and Coach brand sales increased 27.3%, 64.9% and 22.4%, respectively, compared to the 2019 second quarter. Year-to-date, Montblanc fragrances have returned to a level comparable to the first half of 2019, the year of the launch of the Montblanc Explorer line, which was enlarged with the rollout of the brand’s Explorer Ultra Blue line in April 2021. Similarly, robust sales of Jimmy Choo’s established lines combined with the highly successful launch of I Want Choo, produced a 38.7% increase in first half brand sales compared to the same period in 2019. Coach fragrance sales rose 33.9% compared to the first half of 2019 due to the continued strength of established women’s and men’s collections and the rollout of Coach Dreams Sunset in the second quarter. In addition, initial sales of our Kate Spade signature collection, which debuted in the first quarter, contributed to the sales growth.”

Moving on to U.S. based operations, Mr. Madar noted, “The 14.2% increase in second quarter sales compared to the same period in 2019 was in great part attributable to the GUESS brand, with legacy scents along with the new Bella Vita line driving growth. Contributing to an increase in Abercrombie & Fitch brand sales were shipments of a new pillar, the Away duo, along with continued strong sales of recent additions including the Authentic Night duo. In addition, the launch of Oscar de la Renta’s Alibi contributed to the top line growth.”

Inter Parfums, Inc. News Release	Page 2
July 19, 2021

Discussing the recent launch of the first ever MCM fragrance, Mr. Madar stated, “We are especially pleased by initial sales, sell-through and pending orders, all of which are far ahead of our initial projections. Thus far, distribution has been focused in continental Europe exclusively at the 1,900 store Douglas specialty store chain, in the U.S. at MCM stores and high end department stores and in better stores throughout South Korea. The rollout continues, just this month, China’s Sephora stores launched the product and next month, sales begin in the U.K. We have high expectations for the MCM brand and have developed a robust innovation plan to accelerate and optimize its potential.”

Mr. Madar also noted, “Our stated goal of adding established fragrance brands to our portfolio is positioning our company for accelerated growth. As we reported earlier this month, we entered into a worldwide fragrance license agreement with Salvatore Ferragamo S.p.A., which is expected to close in October, when we will begin producing the suite of Ferragamo perfumes in Italy and distributing them worldwide through a new wholly-owned Italian company, based in Florence. Work will also begin developing new fragrance entrants for the brand. Although no additional agreements for other brands have been finalized, discussions and negotiations are underway with owners of other brands.”

Russell Greenberg, Executive Vice President & CFO noted, “Based upon a very strong first half and a better than previously expected second half, we have once again raised our 2021 guidance. We are now looking for net sales of approximately $750 million resulting in diluted net income per share of $1.95. Our previous guidance called for net sales of $700 million and diluted net income per share of $1.65. Guidance assumes that the average dollar/euro average exchange rate remains at current levels, there is no significant resurgence of the COVID-19 pandemic and does not include Ferragamo fragrance sales following closing of the pending transaction.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. -or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com	www.theequitygroup.com